WAIVER AND SECOND AMENDMENT
                       AND MODIFICATION TO LOAN AGREEMENT

     THIS WAIVER AND SECOND AMENDMENT AND MODIFICATION TO LOAN AGREEMENT (the "Second Amendment") is made effective the ____ day of May, 2000, among THE JPM COMPANY, a Pennsylvania corporation ("Borrower"), FIRST UNION NATIONAL BANK (successor by merger to CoreStates Bank, N.A.) in its capacity as agent ("Agent"), and the Lenders (hereinafter defined).

                              W I T N E S S E T H:

     WHEREAS, the Borrower and the Agent have heretofore entered into that certain Loan Agreement dated April 9, 1998 (the "Agreement") with the financial institutions signatory thereto from time to time (the "Lenders"), as amended by that certain Amendment and Modification to Loan Agreement dated December 17, 1998 (the "First Amendment") (the Agreement, as amended by the First Amendment, hereinafter referred to as the "Loan Agreement"; capitalized text not otherwise defined herein shall be ascribed the meanings set forth in the Loan Agreement); and

     WHEREAS, the Borrower has requested waiver of certain financial covenant defaults and the resetting of certain financial covenants under the Loan Agreement; and

     WHEREAS, the Lenders are willing to waive existing financial covenant defaults and to reset certain financial covenants under the Loan Agreement on the terms and conditions hereinafter set forth.

                                    AGREEMENT

          NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1.       DEFINITIONS.

          (a) Each of the following definitions contained in Section 1 of the Loan Agreement is hereby amended and restated as follows:

          "1.17 "CoreStates" means First Union National Bank, successor by merger to CoreStates Bank, N.A., in its capacity as a Lender under this Agreement."

          "1.47 Maximum Amount" means Seventy Million Dollars ($70,000,000.00) less any reductions made pursuant to Section 2.1(c) and Section 2.1(d) for mandatory prepayments made pursuant to Section 4.2(b)."

          (b) The following definitions are hereby added to Section 1 of the Loan Agreement in the appropriate alphabetical order as indicated:

          "1.14A "Change in Working Capital " means, for any period, the increase or the decrease of the difference between current assets (net of cash) and current liabilities (net of short term debt and the current portion of long term debt) as reflected on the Borrower's consolidated balance sheet delivered to the Agent and the Lenders pursuant to Section
     9.1 or 9.3(a) of the Loan Agreement over $50,832,000, which is the difference between current assets (net of cash) and current liabilities (net of short term debt and the current portion of long term debt) as reflected on the Borrower's consolidated balance sheet for the fiscal quarter ending March 31, 2000."

          "1.29A "Excess Cash Flow" means, for any period, the EBITDA of the Borrower and its Subsidiaries minus (i) Capital Expenditures, (ii) income and franchise taxes paid with respect to such period, (iii) required Interest Expense, and (iv) required principal payments made on Indebtedness for borrowed money and Capitalized Lease Obligations permitted under
     Section 7.3, and plus (if decreased) or minus (if increased) the Change in Working Capital.

          (c) Schedule A to the Loan Agreement is hereby amended by deleting the same in its entirety and replacing it with "Amended Schedule A" attached to this Second Amendment.

         2.       MANDATORY REPAYMENTS.

          (a) Section 2.1 of the Loan Agreement is hereby amended by adding a new subsection (d) as follows:

          (d) The Maximum Amount shall be permanently reduced by the amount of the mandatory prepayment made pursuant to Section 4.2(b). All references herein to the Maximum Amount means the Maximum Amount as it may be reduced pursuant to subsection (c) above or this subsection (d).

          (b) Section 4.2 of the Loan Agreement is hereby amended by inserting "(a)" between "Payments." and "Borrower" in the first line thereof and inserting the following additional subsection at the end of existing
     Section 4.2:

          (b) In addition, until Borrower has delivered to the Agent and the Lenders pursuant to Section 9.1 or 9.3 of the Loan Agreement financial statements reflecting a ratio of Total Indebtedness to EBITDA under Section
     8.2 of the Loan Agreement of 3.50 to 1 or less for the most recently completed fiscal quarter, Borrower shall repay to Agent, for the benefit of Lenders, 75% of Excess Cash Flow at the end of each six (6) month period ending September 30 and March 31 of each year, beginning with the six (6) month period ending September 30, 2000. Each mandatory prepayment shall be due and payable on or before the 30th day following the date on which the financial statements for the periods ending on September 30 and March 31 are due pursuant to Section 9.1 or Section 9.3 of the Loan Agreement, as appropriate, and notwithstanding Section 4.9, each mandatory prepayment shall be applied to outstanding principal on the Revolver and shall constitute a permanent reduction in the Maximum Amount pursuant to Section 2.1(d).

          3. USAGE FEE. Section 4.5 of the Loan Agreement is hereby amended by replacing it in its entirety with the following:

          4.5 Usage Fee. So long as the Revolver is outstanding and has not been terminated, and the Lender Indebtedness has not been satisfied in full, Borrower shall unconditionally pay to Agent, for the pro rata benefit of Lenders in accordance with their respective Pro Rata Percentage, the applicable Usage Fee shown on Schedule A on the daily unused portion of the Revolver (which shall be calculated as the difference between the Maximum Amount minus the outstanding Advances under the Revolver and the outstanding Swingline Loans at the close of business on the date such calculation is made), which Usage Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the first day of each fiscal quarter for the immediately preceding fiscal quarter. The Usage Fee shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed.

          4. LIMITATION ON ACQUISITIONS. Section 7.7(iii) of the Loan Agreement is hereby amended by deleting subsection (iii) and replacing it in its entirety with the following:

          (iii) all Lenders consent in writing to the proposed Acquisition Transaction;

          5. TOTAL INDEBTEDNESS TO TOTAL CAPITAL. Section 8.1 of the Loan Agreement is hereby amended by replacing it in its entirety with the following:

          8.1 Total Indebtedness to Total Capital. Borrower and its Subsidiaries shall maintain a ratio of Total Indebtedness to Total Capital not to exceed the percentage corresponding to the applicable time period on the following table:

                April 1, 2000 to June 30, 2000                       67.50%
                July 1, 2000  to September 30,2000                   65.00%
                October 1, 2000 to December 31, 2000                 62.50%
                January 1, 2001 to March 31, 2001                    60.00%
                April 1, 2001 to end of Contract Period              60.00%

          6. TOTAL INDEBTEDNESS TO EBITDA. Section 8.2 of the Loan Agreement is hereby amended by replacing it in its entirety with the following:

          8.2 Total Indebtedness to EBITDA. Borrower and its Subsidiaries shall maintain, as of the end of each fiscal quarter and determined for the 12 month period then ended, a ratio of Total Indebtedness to EBITDA not to exceed the ratio corresponding to the applicable time period on the following table:

               April 1, 2000 to June 30, 2000                       5.50 to 1.0
               July 1, 2000  to September 30,2000                   4.25 to 1.0
               October 1, 2000 to December 31, 2000                 3.50 to 1.0
               January 1, 2001 to March 31, 2001                    3.50 to 1.0
               April 1, 2001 to end of Contract Period              3.50 to 1.0


          7. FIXED CHARGE COVERAGE RATIO. Section 8.3 of the Loan Agreement is hereby amended by replacing it in its entirety with the following:

          8.3 Fixed Charge Coverage Ratio. Borrower and its Subsidiaries shall maintain, as of the end of each fiscal quarter and determined for the 12 month period then ended, a Fixed Charge Coverage Ratio of not less than the ratio corresponding to the applicable time period on the following table:

               April 1, 2000 to June 30, 2000                       1.05 to 1.0
               July 1, 2000  to September 30,2000                   1.40 to 1.0
               October 1, 2000 to December 31, 2000                 1.50 to 1.0
               January 1, 2001 to March 31, 2001                    1.50 to 1.0
               April 1, 2001 to end of Contract Period              1.50 to 1.0

          8. PROJECTIONS AND CASH FLOW. Section 9.2 of the Loan Agreement is hereby amended by replacing it in its entirety with the following:

          "9.2 Projections and Cash Flow. As soon as available and in any event within sixty (60) days prior to the end of each fiscal year of Borrower, projections and cash flows on a quarter-by-quarter basis for the next succeeding twelve (12) months for Borrower and its Subsidiaries, prepared by the chief financial officer of Borrower. In addition, until Borrower has delivered to the Agent and the Lenders pursuant to Section 9.1 or 9.3(a) of the Loan Agreement financial statements reflecting a ratio of Total Indebtedness to EBITDA under Section 8.2 of the Loan Agreement of 3.50 to 1 or less for the most recently completed fiscal quarter, as soon as available and in any event within three (3) business days following the end of each week, a rolling projected cash flow forecast for the next succeeding twelve (12) week period, prepared by the chief financial officer of Borrower. Borrower has furnished to Lenders initial projections dated as of the date hereof and attached hereto as Schedule 9.2 containing the information required by this Section 9.2. Borrower represents and covenants that (a) the initial projections attached to the Agreement were and all projections required by this Section 9.2 shall be prepared by the chief financial officer of Borrower and represent, and in the future shall represent, the best available good faith estimate of Borrower regarding the course of the business of Borrower and its Subsidiaries for the periods covered thereby; (b) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (c) Borrower knows of no reason why Borrower and its Subsidiaries should not be able to achieve the performance levels set forth in the initial projections and Borrower and its Subsidiaries shall have no knowledge at the time of delivery of future projections of any reason why Borrower and its Subsidiaries shall not be able to meet the performance levels set forth in said projections; and (d) Borrower and its Subsidiaries have sufficient capital as may be required for their ongoing businesses and to pay their existing and anticipated debts as they mature."

          9. INTERIM STATEMENTS. Section 9.3 of the Loan Agreement is hereby amended by replacing it in its entirety with the following:

          "9.3 Interim Statements.

          (a) Quarterly Statements. As soon as available and in any event within forty-five (45) days after the end of each first, second and third fiscal quarter of Borrower:

          (i) the consolidated and consolidating income and retained earnings statements of Borrower and its Subsidiaries for such quarter;

          (ii) the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such quarter; and

          (iii) the consolidated and consolidating statement of cash flow of Borrower and its Subsidiaries for such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year, all in reasonable detail, subject to year-end adjustments, and certified by the chief financial officer of Borrower to be accurate and to have been prepared in accordance with GAAP , together with a copy of Borrower's Form lO-Q filed with the Securities and Exchange Commission for such quarter.

          (b) Monthly Reports. As soon as available and in any event within thirty (30) days after the end of each calendar month,

          (i) the management prepared income and retained earnings statements, balance sheet and statement of cash flow of Borrower and its Subsidiaries as of and for such calendar month, setting forth in comparative form the variance of the actual results from the projections and cash flows provided to the Agent and the Lenders pursuant to Section 9.2 of the Loan Agreement, which statements shall be certified as to accuracy by the chief financial officer of Borrower;

          (ii) a narrative report explaining the cause for all material variances from the projections and cash flows as shown on the monthly statements furnished pursuant to subsection 9.3(b)(i) above and updating the status of actions taken by Borrower through the end of such calendar month under that certain Debt Reduction Plan-Discussion Points for the January 20, 2000 conference with the Lenders; and

          (iii) a detailed listing of Borrower's and each Subsidiary's inventory by location and by category (raw material, work-in-process, finished goods and reserve)."

          10. COMPLIANCE CERTIFICATES. Section 9.7 of the Loan Agreement is hereby amended by deleting the reference to Section 9.3 in the first line thereof and replacing it with a reference to Section 9.3(a).

          11. FIELD AUDIT. The Loan Agreement is hereby amended by inserting the following new Section 9.9 immediately following the conclusion of existing
     Section 9.8:

          "9.9 Field Audit. Borrower shall authorize and facilitate the conduct and completion of a field audit of inventory and accounts receivable ("Field Audit") by the Agent's internal auditors. Borrower shall reimburse the Agent for the cost of conducting the Field Audit at the Agent's customary rates."

          12. WAIVER OF EXISTING DEFAULTS. To the extent Borrower was, prior to the Effective Date of this Second Amendment, in default of the financial covenants set forth in Sections 8.2 or 8.3 for the fiscal quarter ending March 31, 2000, such defaults are hereby waived by the Lenders.

          13. AMENDMENT FEE. Upon execution of this Second Amendment, Borrower shall pay to Agent for the pro rata benefit of Lenders consenting to this Second Amendment an Amendment Fee of 0.25% of such consenting Lenders' Pro Rata Percentage of the Maximum Amount, which fee is fully earned by the consenting Lenders and is non-refundable.

          14. COSTS AND EXPENSES. Expressly in addition to the Amendment Fee payable under Paragraph 13 above, Borrower shall pay all of Agent's costs and expenses in connection with the review, negotiation, documentation and closing of this Second Amendment and the consummation of the transactions contemplated herein, including, without limitation, fees, disbursements and expenses of counsel retained by Agent and all fees related to filings, recording of documents and searches.

          15. ADDITIONAL DOCUMENTS. Borrower covenants and agrees to execute and deliver, and to cause to be executed and delivered to Agent any and all other documents, agreements, corporate resolutions, certificates and opinions as Bank shall request in connection with the execution and delivery of this Amendment or any other documents in connection herewith.

          16. REFERENCES. All references in the Loan Documents to the "Loan Agreement" shall mean the Loan Agreement as amended by the First Amendment and this Second Amendment. All references in the Loan Agreement and the other Loan Documents to the "Loan Documents" shall include, without limitation, the First Amendment and this Second Amendment and any and all other instruments or agreements executed in connection with or pursuant thereto.

          17. EFFECTIVE DATE. This Second Amendment shall not be effective until the date (the "Effective Date") on which the Borrower has satisfied (or the Agent and the Lenders have waived in writing) each of the following conditions precedent:

          (a) The Agent shall have received this Second Amendment duly executed by all parties hereto together with the duly executed Second Amended Acknowledgment and Consent in the form annexed hereto as Exhibit B;

          (b) The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor, in form and substance satisfactory to the Agent, with respect to (i) the certificate of incorporation and by-laws of the Borrower and each Guarantor, (ii) the resolutions authorizing the execution, delivery and performance of this Amendment and (iii) the incumbency of officers of the Borrower and each Guarantor authorized to execute and deliver this Amendment.

          (c) The Agent shall have received a certificate of good standing, issued as of a recent date, with respect to the Borrower and each Guarantor from its jurisdiction of incorporation.

          (d) The Agent shall have received payment of the Amendment Fee, as described in Paragraph 13 of this Second Amendment, for the ratable benefit of the Lenders consenting to this Second Amendment, to be distributed by the Agent to the consenting Lenders in respect of the Lender's respective Pro Rata Percentage of the Maximum Amount.

          (e) The Agent shall have received an opinion of Borrower's counsel, in form and substance satisfactory to the Agent and its counsel, as to the due authorization, validity and enforceability of the Second Amendment.

          (f) The Agent shall have received payment of all fees and expenses of Agent's counsel.

          (g) The Agent shall have received such other documents, certificates, instruments and opinions as the Agent may reasonably request.

          18. FURTHER AGREEMENTS AND REPRESENTATIONS. Borrower does hereby:

          (a) ratify, confirm and acknowledge that the Loan Agreement, as amended hereby, and the other Loan Documents are valid, binding and in full force and effect;

          (b) covenant and agree to perform all obligations of Borrower contained herein, in the Amended and Restated Revolver Notes and under the Loan Agreement, as amended, and the other Loan Documents;

          (c) acknowledge and agree that Borrower has no defense, set-off, counterclaim or challenge against the payment of any sums owing under Loan Documents or the enforcement of any of the terms of the Loan Agreement, as amended, the Amended and Restated Revolver Notes or the other Loan Documents;

          (d) acknowledge and agree that all representations and warranties of Borrower contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

          (e) represent and warrant that no Event of Default (as defined in the Loan Agreement or any of the other Loan Documents) or event which with the giving of notice or passage of time or both would constitute such an Event of Default exists, except those expressly waived in Paragraph 12 above, and all information described in the recitals to this Second Amendment is true, accurate and complete;

          (f) acknowledge and agree that nothing contained herein and no actions taken pursuant to the terms hereof is intended to constitute a novation of the Loan Agreement or any of the other Loan Documents, and does not constitute a release, termination or waiver (except as expressly provided in Paragraph 12 above) of any existing Event of Default or of any liens, security interests, suretyship obligations, pledges, rights or remedies granted to the Agent and/or the Lenders therein, which liens, security interests, suretyship obligations, pledges, rights and remedies are hereby expressly ratified, confirmed, extended and continued as security for all Lender Indebtedness, including, without limitation, all obligations of Borrower to Agent and Lenders under the Loan Agreement, as amended by the First Amendment and this Second Amendment, the Amended and Restated Revolver Notes and the other Loan Documents; and

          (g) acknowledge and agree that Borrower's failure to comply with or perform any of its covenants, agreements or obligations contained in this Second Amendment shall constitute an Event of Default under the Loan Agreement and each of the Loan Documents.

          19. INCONSISTENCIES. To the extent of any inconsistency between the terms, conditions and provisions of this Second Amendment and the terms, conditions and provisions of the Loan Agreement or the other Loan Documents, the terms, conditions and provisions of this Second Amendment shall prevail. All terms, conditions and provisions of the Loan Agreement and the other Loan Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrower.

          20. NO WAIVER/COUNTERPARTS. Except as expressly set forth herein, nothing contained herein and no actions taken pursuant to the terms hereof are intended to nor shall they constitute a waiver by the Agent or Lenders of any rights or remedies available to any of them at law or in equity or as provided in the Loan Agreement or the other Loan Documents. This Second Amendment may be executed in multiple counterparts.

          21. BINDING EFFECT. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          22. GOVERNING LAW. This Second Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          23. HEADINGS. The headings of the sections of this Second Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

                               THE JPM COMPANY

                               By:
                               Name/Title:       John H. Mathias
                                                 Chief Executive Officer

                               AGENT:
                               FIRST UNION NATIONAL BANK, as Agent

                               By:
                               Name
                               Title:

                               ISSUING BANK:
                               FIRST UNION NATIONAL BANK, as Issuing Bank

                               By:
                               Name
                               Title:

                               LENDERS:
                               FIRST UNION NATIONAL BANK, as Lender

                               By:
                               Name
                               Title:

                               MELLON BANK, N.A.
                               By:
                               Name
                               Title:

                               BANK OF AMERICA, N.A., successor by merger to NATIONSBANK, N.A.

                               By:
                               Name
                               Title:

                               PNC BANK, NATIONAL ASSOCIATION
                               By:
                               Name
                               Title:




                                 SECOND AMENDED
                           ACKNOWLEDGMENT AND CONSENT


     The undersigned Guarantors hereby acknowledge and consent to the foregoing Waiver and Second Amendment and Modification to Loan Agreement ("Second Amendment") and do further agree that (i) all sums advanced under the Amended and Restated Revolver Notes constitute "Guaranteed Obligations" under the terms of their respective Surety Agreements dated April 9, 1998 in favor of Agent (the "Guarantees");(ii) the foregoing Second Amendment shall not constitute a release or waiver of any of the obligations of the undersigned to the Agent and/or the Lenders under any of the Guarantees, all of which are hereby ratified, confirmed and continued; and (iii) any lien, security interest or assignment granted to Agent and/or Lenders by Guarantors do and shall secure all obligations of Borrower under the Amended and Restated Revolver Notes and under the "Loan Documents" as such term is defined in the Guarantees.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have executed this Acknowledgment and Consent, effective as of the date of the foregoing Amendment. JPM TECHNOLOGY, INC.


                               By:
                               Name:
                               Title:


                               THE JPM COMPANY OF DELAWARE, INC.

                               By:
                               Name:
                               Title:


                               DENRON, INC.


                               By:
                               Name:
                               Title:




                               AMENDED SCHEDULE A


Borrower's Funded     Applicable Base Rate   Applicable LIBOR Rate     Usage Fee
  Debt/EBITDA*              Margin                   Margin

<2.0 to 1.0                  0%                    .875%                0.250%

>2.0 to 1.0                  0%                   1.125%                0.250%
but <2.5 to 1.0

>2.5 to 1.0              0.625%                   1.875%                0.375%
but <3.0 to 1.0

>3.0 to 1.0              0.875%                   2.125%                0.375%
but <3.25 to 1.0

>3.25 to 1.0             1.250%                   2.500%                0.500%
but <3.5 to 1.0

>3.5 to 1.0              1.750%                   3.000%                0.500%
but <4.0 to 1.0

>4.0 to 1.0               2.00%                   3.250%                0.500%
but <4.5 to 1.0

>4.5 to 1.0              2.250%                   3.500%                0.500%


*Funded Debt/EBITDA means, as of the end of each fiscal quarter of Borrower and determined for the 12 month period then ended, (a) total funded debt of Borrower and its Subsidiaries for such period (Indebtedness for borrowed money plus Capitalized Lease Obligations), divided by (b) EBITDA for such period; all calculated on a Consolidated Basis and in accordance with GAAP.